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                                                                     Exhibit 8.1

                   [on Philips International B.V. letterhead]

To: Koninklijke Philips Electronics N.V.,
Breitner Center,
Amstelplein 2,
1096 BC Amsterdam,
The Netherlands.



                                                                   June 14, 2002



     RE: Koninklijke Philips Electronincs N.V. - Registration Statement on Form F-3


Dear Sirs:

                  I have acted as internal tax counsel to Koninklijke Philips Electronics N.V. (the "Debt Issuer") in connection with the registration statement on Form F-3, filed by the Debt Issuers (the "Registration Statement") under the Securities Act of 1933 (the "Act") of $ 2,500,000,000 aggregate amount of debt securities of the Debt Issuer. I hereby confirm to you my opinion as set forth in the Registration Statement under the caption "Taxation" insofar as it relates to matters of Netherlands income, gift and inheritance tax law and under the caption "Description of Debt Securities - Additional Amounts" insofar as it relates to withholding or deduction of Netherlands taxes, levies or similar charges.

                  I hereby consent to the use of our name in, and the filing of this letter as an exhibit to, the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                       Very truly yours,

                                                            /s/ T.P.M. Schmit

                                                                T.P.M. Schmit